Exhibit 23.1

To the Board of Directors and Stockholders of KwikClick, Inc

We consent to the inclusion in the Form 10-K of KwikClick, Inc. of our report dated March 31, 2025, relating to our audit of the consolidated balance sheet of KwikClick, Inc. as of December 31, 2024, and the related consolidated statements of operations, changes in stockholders’ equity (deficit), and cash flows for the year then ended, and the related notes.

March 31, 2026.

We served as the Company’s auditor from 2023 to 2025.

Los Angeles, California

PCAOB ID Number 6580